                                                                   Exhibit 1


                                VIVENDI UNIVERSAL

                           RESTATED CORPORATE STATUTES


TITLE I. LEGAL FORM - LEGISLATION - PURPOSE - CORPORATE NAME -
         REGISTERED OFFICE - TERM

                                   Article 1
                            Legal Form - Legislation

         The Company is a societe anonyme governed by the laws of France. It was formed in Paris by deed of December 11, 1987. The Company is governed by present and future legislative and regulatory provisions as well as by these corporate statutes.

                                    Article 2
                                     Purpose

         The corporate purpose is, directly and indirectly, in France and in all countries:

- to engage in the following businesses, for individual, business and public sector customers:

         - all direct or indirect communications activities, and in particular the Internet, multimedia and audiovisual activities, imaging, cinema, music, advertising, press, publishing and telecommunications, all interactive services and products related to the foregoing;

         - all activities related, directly or indirectly, to the environment, and in particular water, wastewater treatment, energy, transport, waste management and all related products and services, whether or not for collective use;

         - secondarily, all activities related to the wine and spirit business which could be temporarily exercised within the framework of the acquisition of companies whose main activity is one of the aforementioned activities;

- the management and acquisition, by way of subscription, purchase, contribution, exchange or through any other means, of shares, bonds and any other securities of companies already existing or to be formed and the right to sell such share interests;

- and more generally any commercial, industrial, financial transactions and all transactions related to movable or immovable property which are directly or indirectly related to the above purpose.

                                    Article 3
                                 Corporate Name

         The name of the company is: "VIVENDI UNIVERSAL."

                                    Article 4
                                Registered Office

         The registered office is 42, avenue de Friedland, Paris (8th district).

         The registered office may be transferred to any other place in the same city or in a neighboring department by decision taken by the Board of Directors subject to approval by the next Ordinary Shareholders' Meeting and to any other place pursuant to a decision taken by an Extraordinary Shareholders' Meeting.

                                    Article 5
                                      Term

         The term of the company shall last until December 17, 2086, except in the case of early dissolution or extension to be decided by Extraordinary Shareholders' Meeting.


TITLE II.  SHARE CAPITAL - SHARES

                                    Article 6
                                  Share Capital

         The share capital is represented by shares.

         The nominal amount of each share is 5.5 Euros.

         The share capital is E5,940,141,608.50 Euros divided into 1,080,025,747 shares, all of the same class and fully paid up.

         The share capital may be increased, reduced, amortized or divided by way of a decision adopted by the competent Shareholders' Meeting.

                                    Article 7
                                     Shares

         Shares must be registered. They are recorded in an individual account subject to compliance with current legal and regulatory requirements.

         After the admission of the shares of the Company to trading on a regulated market, the following provisions will be substituted for the first paragraph of the present article.

         Fully paid-up shares may, at the shareholder's election, be in the form of registered shares or bearer shares, unless specific legal or regulatory rules provide otherwise.

         Shares must be registered until they are fully paid up.

         Shares shall be recorded in the Company's books or with an approved intermediary subject to the terms and conditions set forth by law.

         Subject to compliance with legal and regulatory requirements, the Company may request from any institution or intermediary any information allowing for the identification of the shareholders or holders of securities issued by the Company and which grant, whether immediately or over time, a voting right in its Shareholders' Meetings, and may in particular ask how many such securities are held by each shareholder.

         Any person acting alone or in concert which begins to hold or ceases holding directly or indirectly a fraction of the capital or a fraction of voting rights or securities convertible into shares of the Company exceeding 0.5% or a multiple of this fraction, shall be obliged to notify the Company, by registered letter, within fifteen days after crossing one of these thresholds, of the total number of shares, voting rights or securities convertible into shares, that the said person holds alone, whether directly, indirectly, or in concert.

         Shareholders who fail to comply with the above provisions shall be deprived of their voting rights for those shares or rights related to shares in excess of the unreported fraction. Such loss of rights shall apply to any Shareholders' Meeting held until after the expiration of a term of two years following the date upon which the aforementioned notification shall have been made, if such loss of right is requested by one or more Shareholders holding no less than 0.5% of the Company's share capital. This request shall be recorded in the minutes of the Shareholders' Meeting.

                                    Article 8
                  Rights and Obligations Attached to the Shares

         Each share gives its owner a right to the ownership of the corporate assets and of any liquidation surplus on a pro rata basis of the fraction of the share capital it represents.

         Each time it is necessary to hold a certain number of shares in order to exercise a right, the Shareholders who do not own the said number of shares shall be responsible, where applicable, for grouping the shares corresponding to the number required.

         Each share grants its holder the right to vote at Shareholders' Meetings subject to the conditions set forth under Article 18 of these corporate statutes.

         The subscription right attached to the shares belongs to the usufruitier.

         Ownership of a share implies acceptance of the Company's corporate statutes and of decisions taken by the Shareholders' Meetings and by the Board of Directors in accordance with a delegation granted by the Shareholders' Meeting.

TITLE III.  MANAGEMENT AND AUDIT OF THE COMPANY


     CHAPTER 1:  BOARD OF DIRECTORS

                                    Article 9
                      Composition of the Board of Directors

         The Company is managed by a Board of Directors which shall be composed of no less than three members and no more than eighteen members, subject to the exception set forth by law in case of a merger.

         Nevertheless, the Board of Directors will be composed of twenty members until December 31, 2001 and nineteen members until December 31, 2002.

                                   Article 10
                   Term of Office of the Directors - Age Limit

         The members of the Board of Directors shall be appointed for a maximum term of four years subject to provisions relating to age limits. This term may be renewed.

         The term of office of a Director shall expire at the conclusion of the Shareholders' Meeting reviewing the financial statements for the preceding year and which is held during the year in which his term of office expires.

         At the conclusion of each annual Shareholders' Meeting, the number of Directors who have reached the age of 70 before the end of the year for which financial statements are reviewed by the meeting shall not be more than one fifth of the number of Directors in office. When this limit is exceeded, the oldest Directors shall be deemed to have resigned after the said Shareholders' Meeting.

         In any event, the term of office of a Director shall expire no later than the date of the Shareholders' Meeting reviewing the financial statements for the year during which he reaches the age of 75. However, honorary Chairmen appointed by the Board of Directors may after that age continue to attend the meetings of the Board of Directors without any right to vote thereat.

         Provisions regarding the age limit shall be applicable to permanent representatives of a legal person acting as director.

         In case of vacancy of one or more directorships because of death or resignation, the Board of Directors may make provisional appointments between two Shareholders' Meetings.

         Each Director must own no less than seven hundred and fifty shares during his term of office. These shares are to be held in a registered account.

                                   Article 11
                      Meetings - Deliberations of the Board

         1. The Board of Directors meets whenever required in the interests of the Company, upon being convened by its Chairman.

         2. Directors representing no less than one third of the members of the Board of Directors may convene a meeting of the Board and must in such case indicate the agenda of the meeting.

         3. Meetings take place at the registered office or in any other place indicated in the notice. They are chaired by the Chairman of the Board of Directors. In case the Chairman is unable to attend or is absent, the meetings are chaired by the Vice-Chairman, or in his absence by a Director appointed by the Board.

         4. If this is permitted by law, the resolutions of the Board of Directors may be taken by way of a telephone conference or video conference or by written consultation of the members of the Board.

         5. Any Director, by way of any written or electronic medium, grant another director the power to represent him or to vote in his place during a specific meeting of the Board. However, a Director may only represent one other Director.

         6. In order to be valid, decisions must be taken by at least one-half of the members of the Board. Decisions are taken by a majority of the members participating or represented. In case of a tie, the Chairman shall have a casting vote.

         7. The Board may appoint a Secretary who is not required to be one of its members.

         8. Minutes of the deliberations are prepared and copies or excerpts are delivered and certified in accordance with provisions of law.

                                   Article 12
                        Powers of the Board of Directors

The Board of Directors has the broadest powers in order to act in all circumstances on behalf of the Company and to take all decisions related to management and disposal of assets. The Board of Directors shall exercise these powers within the limit of the corporate purpose, subject only to the powers granted by law to Shareholders' Meetings.

The decisions of the Board of Directors are implemented either by the Chairman or by the Chief Operating Officers or by any special delegate appointed by the Board.

In addition, the Board may grant, to one of its members or to third parties, special powers for one or more specific purposes, with or without the right for them to grant themselves any or all total or partial delegations of such powers.

The Board may also decide to create committees responsible for reviewing matters referred to them either by the Board of Directors or by the Chairman.

                                   Article 13
                            Compensation of Directors

As compensation for their work, the Directors shall receive a fixed annual amount, as directors' fees. The amount of these directors' fees is set by the Shareholders' Meeting.

The Board allocates freely the amount of these directors' fees among its members. The Board may in particular allocate a higher amount to those Directors who are members of Committees.

The Board may also grant exceptional compensation for assignments or missions entrusted to Directors. Such compensation is subject to legal provisions regarding contracts subject to prior approval by the Board of Directors.

                                   Article 14
                       Director Appointed by the Employees

If the percentage of the share capital held by employees and retired employees of the Company and its subsidiaries under the Group Savings Scheme set up by the Company represents more than 5% of the Company's share capital, a Director shall be appointed from among the employee members of the Supervisory Board of the Company's mutual funds which are composed for at least 90% of whose assets comprise the Company shares. The Director representing the employee shareholders is not taken into account in order to calculate the maximum number of members of the Board of Directors determined in Article 9.

A representative of the employees may upon the proposal of the Chairman of the Board of Directors, be designated as Director by the Ordinary Shareholders' Meeting provided that its office will automatically end upon the designation of a Director pursuant to the previous paragraph.

If for any reason whatsoever, the Director appointed by the Shareholders' Meeting under the preceding paragraph 1 ceases being simultaneously an employee of the company or one of its subsidiaries and, as the case may be, a member of a mutual fund defined above, the said Director shall be deemed to have resigned upon the expiration of a term of one month from the day upon which he shall lose either of these two capacities.

In this case or in case of death or resignation, the Board of Directors may between two Shareholders' Meetings provisionally appoint a Director provided that the new Director shall have the two capacities set out above.

Prior to the ordinary Shareholders' Meeting convened in order to appoint a Director representing the employee Shareholders pursuant to paragraph 1, section 1 of this article, the said Director shall be nominated in accordance with the following procedure.

Candidates to this function shall be designated by the mutual fund's Supervisory Board and shall be selected from among the Supervisory Board's members at the request of the Chairman of the Board of Directors.

The Supervisory Board's decision is recorded in minutes indicating the list of candidates and the number of votes cast in favor of candidates as well as the number of candidates validly designated by the Supervisory Board and whose number shall be at least equal to twice the number of Directors to be elected.

The minutes and list of candidates referred to above are attached to the notice convening the Shareholders' Meeting.

Each Director representing the employee shareholders must hold one share through a mutual fund defined in the present article of these corporate statutes, or an equivalent number of units of the fund. If, upon the day of such Director's appointment the Director does not hold one share or an equivalent number of units of the fund or if during his term of office he ceases holding one share or an equivalent number of units of the fund, the Director shall be deemed to have resigned despite the fact that he remains the Company's employee.

                                   Article 15
               Chairman - Vice-Chairman - Chief Operating Officers

         1. The Board of Directors elects from among its members a Chairman who must be a natural person, failing which the appointment of the Chairman shall be null and void. The Board of Directors determines the term of the Chairman's office, which may not exceed his term of office as a Director. The Board of Directors may remove the Chairman at any time.

         2. The Chairman of the Board of Directors may be re-elected, but his term of office shall expire no later than the date of the Shareholder's Meeting reviewing the financial statements for the year during which the Chairman shall reach the age of 65.

         3. However, exceptionally, the Board of Directors may extend the Chairman's term of office for two years. In such case, the Chairman's term of office shall expire no later than the date of the Shareholder's Meeting reviewing the financial statements for the year during which the Chairman shall reach the age of 67.

         4. The Chairman of the Board of Directors, in his capacity as Chairman and Chief Executive Officer, is responsible for the management of the Company and represents the Company in its relations with third parties.

         5. Subject to the powers that are by law expressly granted to the Shareholders' Meetings or reserved for the Board of Directors, the Chairman and Chief Executive Officer has, within the limits of the corporate purpose, the broadest powers in order to act in all circumstances on behalf of the Company.

         6. No limitation of these powers may be relied upon as against third parties.

         7. Upon the proposal of the Chairman and Chief Executive Officer, the Board of Directors may designate a Vice-Chairman. The Board determines the term of his appointment as such, which can not exceed the length of his term as a Director.

         8. If the Chairman is unable to attend or is absent, the Board of Directors' meeting and the Shareholders' General Meeting are chaired by the Vice-Chairman.

         9. Upon the proposal of the Chairman and Chief Executive Officer, the Board may appoint Chief Operating Officers subject to the conditions set out by law. They may be removed at any time by the Board of Directors upon a proposal made by the Chairman.

         10. In case of death, resignation or removal of the Chairman, the Chief Operating Officer(s) shall, unless otherwise decided by the Board of Directors, remain in office and retain their powers until the appointment of a new Chairman.

         11. In agreement with the Chairman, the Board of Directors determines the scope and term of the powers granted to the Chief Operating Officers. When the Chief Operating Officers are also Directors, the term of their appointment may not exceed their term of office as Directors.

         12. The Chief Operating Officers shall have vis-a-vis third parties the same powers as the Chairman including the power to represent the Company before courts of law.

         13. The Board of Directors determines the compensation of the Chairman and of the Chief Operating Officer(s).

         14. The term of office of the Chief Operating Officer(s) shall expire no later than the date of the Shareholders' Meeting reviewing the financial statements for the year during which he/they shall reach the age of 65. However, upon a proposal made by the Chairman, their term of office shall expire no later than the date of the Shareholders' Meeting reviewing the financial statements for the year during which he/they shall reach the age of 67.

     CHAPTER 2:  AUDIT OF THE COMPANY

                                   Article 16
                               Statutory Auditors

The Company is audited by Statutory Auditors, who are appointed and carry out their duties in accordance with provisions of law.


TITLE IV.     SHAREHOLDERS' MEETINGS

                                   Article 17
                             Shareholders' Meetings

         1. Shareholders' Meetings are convened and deliberate in accordance with provisions set out by law.

         2. Meetings take place either at the registered office or in any other place indicated in the notice.

         3. The right to participate in Meetings is subject to the following:

         - holders of registered shares must be included in the register of members maintained by the Company;

         - holders of bearer shares must deliver, at the place indicated in the notice, a certificate of nontransferability of the shares delivered by a financial intermediary.

         4. These formalities must be completed no later than one day prior to the date of the meeting. This period may be shortened by a decision of the Board of Directors.

         5. The meeting appoints a committee comprised of a Chairman, two scrutineers and a Secretary. Meetings are chaired by the Chairman and Chief Executive Officer or in his absence by the Vice-Chairman, or in their respective absences, by a Director especially appointed to that end by the Board. Failing such appointment, the Shareholders' Meeting itself elects its Chairman.

         6. The role of scrutineers is performed by the two members of the meeting holding the greatest number of votes who are present and accept such appointment.

         7. The committee appoints the Secretary who is not required to be a shareholder. An attendance sheet is maintained in accordance with the conditions set out by law.

         8. Copies or excerpts of the minutes of the meeting are validly certified by the Chairman of the Board or by a Director appointed as Chief Operating Officer, or by the Secretary of the Meeting.

                                   Article 18
                                  Voting Rights

         1. In all Shareholders' Meetings, the voting rights attached to the shares belong to the holder of the bare legal title of shares.

         2. Shareholders may vote by mail or give a proxy indicating their vote or send their proxy by all such means and within such time limits as shall be set forth by law.

         3. Each shareholder shall have a number of votes equal to the number of shares he owns or represents, subject to the specific provisions of paragraph 4. below which will be effective as of the date of the admission of the shares of the Company to trading on a regulated market.

         4. The number of voting rights held by each shareholder (and where applicable his proxy(ies)) at general meetings shall be:

         a) equal to the number of voting rights attached to the shares held up to the limit of 2% of the total number of voting rights existing in the company,

         b) calculated for the remainder, on the basis of the number of voting rights present or represented at the Shareholders' Meeting, through application of the percentage exceeding 2% of the said number of voting rights present or represented (and calculated in accordance with the adjustment resulting from this provision).

         The calculation to be made during each Shareholders' Meeting is described in the formula set out in the schedule to these corporate statutes. For the purposes of this calculation, each percentage includes two digits after the decimal point and the number of voting rights obtained is rounded up to the nearest whole number.

         The voting rights held by each shareholder are pooled with those assimilated to his voting rights within the meaning of Article L.233-9 of the French Commercial Code. However, no pooling is applicable for the voting rights attached to the shares in respect of which a proxy has been given in accordance with the provisions of L.225-106, paragraph 6 of the French Commercial Code.


TITLE V.  FINANCIAL STATEMENTS - ALLOCATION AND DISTRIBUTION OF NET INCOME

                                   Article 19
                              Financial Statements

         1. The financial year shall commence on January 1 and end on December
31.

         2. At the end of each year, in compliance with applicable legal rules, the Board of Directors prepares the inventory of assets and liabilities, the financial statements and a management report.

Consolidated financial statements are prepared in order to supplement the individual financial statements. The management of the consolidated group draws up a report which may or may not be included in the aforementioned management report.

                                   Article 20
                    Allocation and Distribution of Net Income

         1. The statement of income shows the revenues and expenses for the financial year, and net income for the year is indicated as the difference, after deducting amortization, depreciation and provisions.

         2. Out of profits for the financial year less, where applicable, losses sustained in earlier years, there shall be deducted no less than 5% in order to create the legal reserve fund. This deduction shall cease to be mandatory when the reserve fund reaches 10% of the share capital. Such deduction shall be resumed when, for any reason, the legal reserve shall have become less than one tenth.

         3. The distributable income is comprised of the net income for the year less losses sustained in earlier years and amounts which must be allocated to reserves pursuant to provisions of law or of the corporate statutes, and shall be increased by retained earnings available for appropriation.

         4. The Shareholders' Meeting may decide that such amounts as the Board of Directors shall see fit shall be either transferred to provident funds or to voluntary, ordinary or extraordinary reserve funds or to retained earnings or be distributed.

         5. Dividends shall be deducted on a priority basis from net income for the year.

         6. Except in case of a reduction in capital, no distribution may be made to Shareholders when Shareholders' Equity is or would become, because of such distribution, less than the amount of the capital plus reserves that may not be distributed under provisions of law or of the corporate statutes.

         7. Revaluation surpluses may not be distributed but may be capitalized in whole or in part.

         8. The Shareholders' Meeting may decide to distribute amounts deducted from available reserves by indicating expressly the reserve items from which the said amounts shall be deducted.

         9. The terms of payment of the dividends are determined by the Shareholders' Meeting, or, failing such determination, by the Board of Directors. Dividends must be paid no later than nine months from the close of the financial year, unless an extension is granted by court order.

         10. The annual Shareholders' Meeting may grant to each shareholder, in respect of all or part of the interim or final dividend distributed, the right to choose between payment in cash or in shares.

         11. Dividends unclaimed for a term of five years after the date upon which they have become payable shall be time-barred.


TITLE VI.  DISSOLUTION - EXTENSION - LIQUIDATION - DISPUTES

                                   Article 21
                   Extension - Early Dissolution - Liquidation

No later than one year before the end of the term of the Company, the Board of Directors shall convene an Extraordinary Shareholders' Meeting in order to decide whether the term of the Company is to be extended.

Except in the cases of judicial dissolution set forth by law, the Company shall be dissolved upon the expiration of the term set forth by the corporate statutes or by decision of the Shareholders' Meeting.

The Shareholders' Meeting determines the mode of liquidation and appoints one or more liquidators and determines his or their powers.

                                   Article 22
                                    Disputes

All disputes which may arise during the term of the Company or during the course of its liquidation, whether between the Shareholders and the Company or between the Shareholders themselves in respect of corporate matters, shall be referred to the competent courts.

                                    SCHEDULE

         APPLICATION OF THE PROVISIONS OF ARTICLE 18 OF THE CORPORATE STATUTES REGARDING THE NUMBER OF VOTING RIGHTS HELD BY EACH SHAREHOLDER AT SHAREHOLDERS'
MEETINGS:

         Where:

                  T = total number of voting rights attached to all shares comprising the share capital

                  Yn = total number of voting rights attached to the shares of all Shareholders present or represented (n), up to 2% of T per shareholder, and therefore not subject to any limitation

                  a, b, c = percentage of the voting rights (calculated on the basis of T) held by A, B, C, etc. in excess of 2% for each of them

                  X = total number of votes which may be cast at a Shareholders' meeting taking into account the limitations set forth in the corporate statutes.

                  This rule may be expressed as follows:

                           X = Yn + aX + bX + cX

                  Accordingly, the total number of votes which may be cast during a meeting (X) is equal to:

                           X = Yn/(1-a-b-c)

By calculating X it is possible to determine, for each of Shareholders A, B and C, the total number of votes attached to voting rights exceeding 2% (corresponding to percentages a, b, c, etc.). For each of them, it is necessary to add 2% of T, i.e. the votes attached to voting rights which are not subject to any limitation.